UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Plus Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Plus Therapeutics, Inc.
Supplement to the Definitive Proxy Statement
for the 2024 Annual Meeting of Stockholders
to be held on Thursday, August 15, 2024

Supplement No. 1 to Definitive Proxy Statement Dated July 10, 2024

Plus Therapeutics, Inc. (the “Company”) is filing this amendment and supplement (this “Supplement”) dated July 12, 2024 to its definitive proxy statement dated July 10, 2024 (the “Proxy Statement”), relating to the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 15, 2024. We are providing this Supplement solely to clarify the total number of shares of Common Stock available for grant under the Plus Therapeutics, Inc. 2015 New Employee Incentive Plan, which is used for awards that are intended to constitute “employment inducement awards” under applicable Nasdaq listing rules.

The total number of shares of Common Stock available for grant as of the close of business on July 5, 2024 under the Plus Therapeutics, Inc. 2015 New Employee Incentive Plan is 62,908, which is the number of available shares disclosed on page 30 of the Proxy Statement. Accordingly, the reference to 1,024 shares of Common Stock available for grant under the Plus Therapeutics, Inc. 2015 New Employee Incentive Plan on page 40 of the Proxy Statement under the heading “Information regarding Equity Incentive Program, Dilution and Overhang” is hereby replaced with 62,908 shares of Common Stock.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically set forth in this Supplement, this Supplement does not change or update any of the other disclosures contained in the Proxy Statement. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so. Capitalized terms used but not otherwise defined in this Supplement have the meanings assigned to those terms in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.